Exhibit 99.1

Omaha, Neb., December 10, 2007 – Union Pacific Corporation (NYSE: UNP) announced today that its principal operating subsidiary, Union Pacific Railroad Company, notified the New York Stock Exchange (“NYSE”) of its intention to voluntarily withdraw the listing and registration of certain debt securities originally issued by Missouri Pacific Railroad Company and assumed by Union Pacific Railroad as of January 1, 1997 in connection with a merger transaction. Upon completion of the delisting and deregistration, the following securities will be eligible for trading on NYSE Bonds, an automated trading platform for debt securities, as “Traded” securities:

•	Missouri Pacific Railroad Company 4-3/4% General Income Mortgage Bonds due 2020 (NYSE: UNP/20)

•	Missouri Pacific Railroad Company 4-3/4% General Income Mortgage Bonds due 2030 (NYSE: UNP/30)

•	Missouri Pacific Railroad Company 5% Income Debentures due 2045 (NYSE: UNP/45)

More information regarding NYSE Bonds is available on the NYSE’s website at: www.nyse.com/productservices/securities/1095449059236.html.

Union Pacific Corporation and Union Pacific Railroad decided to voluntarily withdraw the listing and registration of these securities to eliminate the cost and administrative burden associated with making duplicative filings with the Securities and Exchange Commission.

About Union Pacific

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United

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States. A strong focus on quality and a strategically advantageous route structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all major West Coast ports and eastern gateways, and as the only railroad to serve all six major gateways to Mexico, Union Pacific has the premier rail franchise in North America.

Additional information is available at our Web site: www.up.com. Contact for investors is Jennifer Hamann at 402-544-4227. Contact for media is Kathryn Blackwell at 402-544-3753.